Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 30, 2021 with respect to the consolidated financial statements of Independence Resources Holdings, LLC for the year ended December 31, 2020, which are included in this Current Report of Earthstone Energy, Inc. on Form 8-K.

/s/ GRANT THORNTON LLP

Houston, Texas
July 23, 2021